ASA GOLD AND PRECIOUS METALS LIMITED

Fee Agreement for the Provision of Custody Services

July 2020

J.P.Morgan

Table of Contents

FEE AGREEMENT	2
CUSTODY FEES	3
SAFEKEEPING AND STRAIGHT-THROUGH PROCESSING (STP) TRANSACTIONS	3
OTHER TRANSACTION FEES	4
SPECIAL HOLDINGS	4
PROXY SERVICES	5
SECURITIES LITIGATION SERVICES	6
CUSTODY COLLATERAL CONTROL SERVICES	6
INCOME AND REDEMPTION PROCESSING	6
CORE CASH SERVICES	7
CUSTODY ACCOUNT ADMINISTRATION	9
CUSTODY ADDITIONAL NOTES AND METHODOLOGIES	10
AGREEMENT & ACKNOWLEDGEMENT	11
SCHEDULE A	14

Fee Agreement

This Fee Agreement, dated July 10th, 2020, has been prepared exclusively for each entity set forth on Schedule A (together, "Client") by J.P Morgan Chase Bank, N.A ("J.P. Morgan") for the services (the “Services”) provided by J.P. Morgan in accordance with the terms and conditions of the custodial service agreement(s) entered into between J.P. Morgan and the Client from time to time (as amended from time to time, the “Definitive Agreement(s)”).

All fees set forth in this Fee Agreement are quoted in U.S. Dollars, unless otherwise stated.

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Custody Fees

Safekeeping and Straight-Through Processing (STP) Transactions

Safekeeping: Basis point fees apply to assets that the Client has instructed J.P. Morgan to hold or reflect on its custody systems.

STP Transactions: STP fees are applied to all securities transactions (including receives and delivers, both vs payment and free of payment, trade cancellations, and trade amendments), effected during the billing period via electronic trade instructions received by J.P. Morgan, which enable straight-through processing.

	Safekeeping	STP Transactions
Location of Settlement	Basis Point Fee	STP Fee
Australia	2.00	20.00
Canada	2.00	20.00
South Africa	4.00	20.00
Switzerland	2.00	20.00
United Kingdom	1.00	15.00
United States	0.45	5.00

Safekeeping and Straight-Through Processing (STP) Transactions – Notes and Methodologies

-	Safekeeping: Fees are assessed on the basis of actual calendar days in the relevant billing period over days of the calendar year (i.e. “Actual / Actual”). Basis point fees will be calculated by J.P. Morgan at the end of the relevant billing period using asset values on the last day of such billing period derived from data provided by J.P. Morgan’s selected pricing sources in accordance with J.P. Morgan’s pricing practices applied at its discretion. J.P. Morgan reserves the right, upon notice to customer, to calculate basis point fees for the billing period based on the average asset value during the billing period rather than the asset value on the last day of the billing period taking into account factors such as whether the decrease in asset value was related to the sale of securities or changes in the market prices of securities.
-	STP Transactions: STP fees will be assessed where J.P. Morgan receives authorized instructions in accordance with the terms of the Definitive Agreement(s) in an electronic format that enables STP, when applicable. Trade instructions that require manual input or repair will incur surcharges as set forth herein.
-	[2] J.P. Morgan may, at its discretion, bill local non-International Central Securities Depository (ICSD) issued assets that are settled and held through an ICSD on the basis of underlying market safekeeping fees set forth herein. To the extent the underlying market safekeeping fees are not stated herein, J.P. Morgan will assess a standard rate for the relevant market and/or service to be determined by J.P. Morgan, unless an alternative pricing arrangement is agreed in writing between Client and J.P. Morgan.

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Other Transaction Fees

The fees set forth in this section apply to Non-STP Transactions and other security transactions, such as record-keeping, inter-account transfers and repo transactions.

Other Transaction Fees		Fees
Non-STP Surcharge – Repairs	Per Transaction	25.00
Manual Instruction Surcharge	Per Transaction	50.00
Physical Securities Transaction	Per Transaction	20.00
Record Keeping-Only Transaction Post	Per Transaction	4.00
Inter-account Transfer – Book-Entry Security	Per Transaction Per Side	4.00
Repo Transaction Post	Per Transaction	4.00
Collateral Pledge	Per Transaction	5.00

Other Transaction Fees – Notes and Methodologies

-	Non-STP Surcharge – Repairs: includes corporate action instructions repaired by J.P. Morgan
-	Manual Instruction Surcharge: includes manual corporate action instruction submission

Special Holdings

The fees set in this section apply to special holdings, namely private placements or other physical securities. Assets against which the below fees are assessed may also be charged Safekeeping fees.

Special Holding		Fees
Physicals	Per Holding Per Month	20.00

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Proxy Services

The fees set forth in this section apply where Client has opted in to the service, and vary by type of market and level of service provided.

Proxy Services – Fees

Proxy Services		Fees
Standard Market	Per Vote Per Account	15.00
Complex Market	Per Vote Per Account	45.00

Proxy Services – Notes and Methodologies

-	Standard and Complex markets of settlement are defined as per the grid below and are subject to change at J.P. Morgan’s discretion.
-	Additional out of pocket expenses may apply in any market in relation to services such as travel and accommodation expenses, legal expenses and personal attendance requests.

Proxy Voting Market Types
Standard					Complex
Australia	Hong Kong	Malawi	Philippines	Tunisia	Argentina	Czech Rep.	Greece	Norway	Sweden
Bahrain	India	Malaysia	Russia	U.A.E.	Austria	Denmark	Hungary	Peru	Switzerland
Bangladesh	Indonesia	Mauritius	S. Africa	Uganda	Belgium	Egypt	Iceland	Poland	Tanzania
Bermuda	Ireland	Mexico	S. Korea	Ukraine	Brazil	Cyprus	Italy	Portugal	Turkey
Botswana	Israel	Morocco	Singapore	United Kingdom	Bulgaria	Euroclear	Germany	Romania
Canada	Japan	Namibia	Slovak Rep.	United States	China	Finland	Kazakhstan	Saudi Arabia
Chile	Jordan	New Zealand	Spain	Vietnam	Clearstream	France	Latvia	Serbia
Colombia	Kenya	Nigeria	Sri Lanka	Zambia	Croatia	Germany	Netherlands	Slovenia
Estonia	Kuwait	Oman	Taiwan	Zimbabwe
Ghana	Lithuania	Pakistan	Thailand

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Securities Litigation Services

The fees set forth in this section apply where Client has opted in to the service. Additional executed documentation is required prior to commencement of services.

Securities Litigation Services – Fees

Securities Litigation		Fees
Settled Securities Litigation Fee	Per Filing Per Account	500.00

Custody Collateral Control Services

Set-up and maintenance of collateral control accounts.

Custody Collateral Control Services – Fees

Collateral Services		Fees
Account Maintenance: Custody Collateral Control Account	Per Open Account Per Annum	3,000.00

Custody Collateral Control Services – Notes and Methodologies

-	Includes tri-party, re-insurance, and statutory deposit accounts.
-	Per annum fees are assessed pro-rata on the basis of 30 calendar days per month over 360 days per year (i.e. “30/360”) for the relevant billing period.
-	Per account fees are assessed for each account open on J.P. Morgan’s custody systems irrespective of whether the account has any holdings or activity.

Income and Redemption Processing

The fees set forth in this section are for processing of income and redemption events.

Income and Redemption Processing – Fees

Income and Redemption Processing		Fees
Income Processing: Book Entry	Per Posting	5.00
Income Processing: Physical	Per Posting	20.00
Redemptions: Book Entry	Per Posting	5.00
Redemptions: Physical	Per Posting	20.00

Income and Redemption Processing – Notes and Methodologies

-	Income processing includes principal paydowns, interest on fixed income securities and dividends on equities (cash and/or stock).
-	Redemptions include maturities and full or partial calls on fixed income securities.
-	Fees are assessed for income and redemption events for United States securities. J.P. Morgan may, at its discretion, also assess fees for income and redemption events for non-United States securities.

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Core Cash Services

The fees set forth in this section are for cash payment and receipt services.

Core Cash Services		Fees
		Standard	Complex
Free Cash Wire	Per Transaction	6.00	6.00
Free Cash Wire Cross Currency	Per Transaction	6.00	6.00
Priority Payment	Per Transaction	6.00	6.00
Timed Payment	Per Transaction	6.00	6.00
Inter-account Transfer	Per Transaction	4.00	4.00
Inter-account Transfer Cross Currency	Per Transaction	4.00	4.00
Third Party FX Payment	Per Transaction Per Leg	6.00	6.00
Third Party Time Deposit	Per Transaction	6.00	6.00

Core Cash Services		Fees
Checks	Per Transaction	20.00
Cash Instruction Repair Surcharge	Per Transaction	25.00
Manual Cash Instruction Surcharge	Per Transaction	50.00
CLS Wires	Per Transaction Per Leg	12.50

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Core Cash Standard Currencies
Australian Dollar (AUD)	British Pound (GBP)	Singapore Dollar (SGD)
Canadian Dollar (CAD)	Japanese Yen (JPY)	US Dollar (USD)
Swiss Francs (CHF)	New Zealand Dollar (NZD)	Hong Kong Dollar (HKD)
Euro Dollar (EUR)	Swedish Kron (SEK)	Chinese Yuan (CNY)
Danish Krone (DKK)	Norwegian Krone (NOK)

Core Cash Complex Currencies
United Arab Emirates Dirham (AED)	Hungarian Forint (HUF)	Malaysian Ringgit (MYR)	Turkish Lira (TRY)
Argentine Peso (ARS)	Indonesian Rupiah (IDR)	Namibian Dollar (NAD)	Taiwan New Dollar (TWD)
Bangladeshi Taka (BDT)	Isreali New Shekel (ILS)	Nigerian Naira (NGN)	Tanzanian Shilling (TZS)
Bulgarian Lev (BGN)	Indian Rupee (INR)	Omani Rial (OMR)	Ukrainian Hryvnia (UAH)
Bahraini Dinar (BHD)	Icelandic Krona (ISK)	Peruvian Sol (PEN)	Ugandan Shilling (UGX)
Bermudan Dollar (BMD)	Jordanian Dinar (JOD)	Philippine Peso (PHP)	Uruguayan Peso (UYU)
Brazilian Real (BRL)	Kenyan Shilling (KES)	Pakistani Rupee (PKR)	Vietnamese Dong (VND)
Botswanan Pula (BWP)	South Korean Won (KRW)	Polish Zloty (PLN)	West African CFA Francs (XOF)
Chilian Peso (CLP)	Kuwaiti Dinar (KWD)	Qatari Rial (QAR)	South African Rand (ZAR)
Croatian Kuna (HRK)	Kazakhstani Tenge (KZT)	Romanian Leu (RON)	Zimbabwean Dollar (ZWD)
Colombian Peso (COP)	Sri Lankan Rupee (LKR)	Serbian Dinar (RSD)	Zambian Kwacha (ZMW)
Costa Rican Colon (CRC)	Moroccan Dirham (MAD)	Russian Ruble (RUB)
Czech Koruna (CZK)	Mauritian Rupee (MUR)	Saudi Riyal (SAR)
Egyptian Pound (EGP)	Malawian Kwacha (MWK)	Thai Baht (THB)
Ghanaian Cedi (GHS)	Mexican Peso (MXN)	Tunisian Dinar (TND)

Core Cash Services – Notes and Methodologies

-	Manual Cash Instruction Surcharge: Cash instructions that require manual input will incur surcharge as set forth above. This fee will be assessed in addition to standard transaction charges for all faxed or free format SWIFT instructions sent to J.P. Morgan.
-	Cash Instruction Repair Surcharge: STP cash instructions that require amendment or repair by J.P. Morgan to enable the instructions to be processed will incur surcharge as set forth above. This fee will be assessed in addition to standard transaction charges.
-	Standard and Complex currencies are defined as per the grid above and are subject to change at J.P. Morgan’s discretion.

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Custody Account Administration

The annual fees set forth in this section are for administration and maintenance of the account/relationship by J.P. Morgan.

Custody Account Administration – Fees

Account Administration		Fees
Custody Minimum Relationship Fee	Per Relationship Per Annum	125,000.00

Custody Account Administration – Notes and Methodologies

-	Per annum fees are assessed pro-rata on the basis of 30 calendar days per month over 360 days per year (i.e. “30/360”) for the relevant billing period.
-	Minimum Relationship Fee: In the event that total custody fees for a billing period, excluding reimbursable out-of-pocket expenses, are less than the minimum fee specified herein, as pro-rated for the applicable billing period, the pro-rated minimum fee will apply.
-	“Relationship” refers to all accounts of the Client under the Definitive Agreement(s).
-	Per Relationship fees are assessed for each relationship with at least one account open on J.P. Morgan’s custody systems irrespective of whether the account(s) has any holdings or activity.

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Custody Additional Notes and Methodologies

■	Repurchase agreement (Repo) transactions will be assessed as follows: (1) Bilateral Repo: (a) STP Fees apply for each on- leg and off-leg DvP/RvP trade settlements; and (b) Repo Transaction Post fee applies for the maintenance of the repo position on J.P. Morgan’s system. (2) Triparty Repo: (a) a Repo Transaction Post fee applies for each on-leg and off-leg transaction; and (b) a Free Cash Wire Receipt or Payment fee applies for the on-leg and off-leg transactions.
■	Exchange-traded options will be assessed as follows: (1) a Record Keeping-Only Transaction Post fee applies for the option transaction. (2) a Collateral Pledge fee applies for the pledge/un-pledge of the underlying equity.
■	Time Deposits will be assessed as follows: (1) a Record Keeping-Only Transaction Post fee applies for each on-leg and off- leg transactions. (2) a Free Cash Wire Receipt or Payment fee applies for the on-leg and off-leg transactions.

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Agreement & Acknowledgement

A.	Fees and Expenses.

■	Fees. In consideration of the Services provided to Client under the Definitive Agreement(s), Client agrees to pay or cause to be paid to J.P. Morgan the fees set forth in this Fee Agreement. J.P. Morgan will present invoices monthly in arrears. Fees included in this Fee Agreement are based upon information provided by Client, and where necessary, assumptions that J.P. Morgan believes to be reasonable are applied. All amounts set forth in this Fee Agreement are quoted in U.S. Dollars.

■	Expenses. J.P. Morgan may charge you for additional out-of-pocket expenses it incurs in the course of providing the Services.

B.	AutoFX. For pricing in respect of foreign exchange activity via J.P. Morgan’s custody FX platform, AutoFX, please refer to the separate pricing letter which will be provided to you in the event that J.P. Morgan provides this service to you.

C.	FX Conversion. Where costs are incurred in a currency other than your invoice base currency, or costs are based on a valuation of any of your securities in a currency other than your invoice base currency, J.P. Morgan will perform a foreign exchange calculation to determine such costs payable by you. Such calculation will typically use the WM/Reuters spot rate (“Benchmark Rate”) for the relevant currency pair published at 4:00pm London time on the last business day of each calendar month for which you will be invoiced. However, the Benchmark Rate used in such calculation may change from time to time and J.P. Morgan will notify you of such rate change.

D.	New Markets or Services. To the extent Client engages in a market or utilizes a service where fees are not stated in this Fee Agreement, J.P. Morgan will assess a standard rate for the relevant market or service to be determined by J.P. Morgan, unless an alternative pricing arrangement is agreed in writing between Client and J.P. Morgan. The relevant rate will be assessed commencing at the time the market or service is first engaged or utilized. Resultant charge will be detailed within Client’s invoice and the Fee Agreement will be deemed to include the rate for such market and/or service. .

E.	Overdrafts. In the event that J.P. Morgan, in its sole discretion, provides an overdraft to Client, J.P. Morgan will charge interest at a rate to be determined by J.P. Morgan. For foreign overdrafts, including USD held offshore, overdraft rates vary by currency and by day, depending largely on market liquidity and prevailing overnight rates. For overdrafts held with JPMorgan Chase Bank, N.A. New York Branch, the USD overdraft rate is Effective Fed Funds + 200bps, subject to change.

F.	Earnings Credit Rate. In the event that J.P. Morgan, in its sole discretion, provides an Earnings Credit Rate program to Client, and the application of the Earnings Credit Rate program results in a positive number or Earnings Credit, the Earnings Credit may be used to offset fees accrued in Client’s account during the billing period, up to the amount of the Earnings Credit. Unused Earnings Credits are carried over from month to month during a calendar year and expire at the end of each calendar year. Unused Earnings Credits may not be applied to prior billing periods and cannot be converted into interest. Client should continuously monitor and adjust balances to ensure optimal use of available Earnings Credits by year-end.

G.	Customized Products. Any customized technology projects required to meet Client’s specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to Client based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is agreed in writing between Client and J.P. Morgan.

H.	Amendments. J.P. Morgan shall be entitled to modify the fees set forth in this Fee Agreement at any time if (a) if Client’s holdings, activities, or service requirements materially differ from the pricing assumptions used by J.P. Morgan in preparation of this Fee Agreement or (b) there is a change to the scope of services provided to Client under the Definitive Agreement(s).

I.	Expiration. Unless executed by all parties, this Fee Agreement will expire within ninety (90) days of the date hereof.

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J.	Term and Termination. The initial term of this Fee Agreement (the “Initial Term”) shall commence on the date cited below (the “Effective Date”) and continue until the earlier of (i) three (3) years from the Effective Date, and (ii) the end date of the initial term in the relevant Definitive Agreement. Following the Initial Term, this Fee Agreement shall continue; provided that, J.P. Morgan shall have the right to modify any of the fees set forth herein. Notwithstanding the foregoing, as to each Definitive Agreement, this Fee Agreement shall terminate upon termination of such Definitive Agreement and the payment in full of all fees, expenses and charges owing by Client under this Fee Agreement and/or such Definitive Agreement.

K.	Confidentiality. The terms and conditions contained herein are proprietary and confidential, and shall not be disclosed to third parties without express prior written consent by J.P. Morgan.

L.	Governing Law. As to each Definitive Agreement, this Fee Agreement shall be subject to the governing law and jurisdiction provisions set forth in such Definitive Agreement.

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Agreement and Acknowledgement

IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be executed by their duly authorized agents below.

This agreement shall be effective as of the first calendar day of the month after the date of execution

Accepted by:

ASA Gold and Precious Metals Limited	J.P Morgan Chase Bank, N.A.

/s/ Axel Merk	/s/ Samir Shah
Signature	Signature

Axel Merk	Samir Shah
Name	Name

Chief Operating Officer	Management Director
Title	Title

July 10, 2020	July 13, 2020
Date	Date

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Schedule A

Legal Entities:

ASA Gold and Precious Metals Limited

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